PUBLIC STORAGE
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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Earnings Per Share:
-------------------                                              For the Three Months Ended         For the Six Months Ended
                                                                          June 30,                          June 30,
                                                               ------------------------------- ----------------------------------
                                                                   2007             2006             2007              2006
                                                               --------------- --------------- ---------------- -----------------
                                                                         (Amounts in thousands, except per share data)

Net income..................................................    $    77,104    $    128,862     $     136,882    $    243,078
Less: Cumulative Preferred Share Dividends:
   8.60% Cumulative Preferred Shares, Series Q..............              -               -                 -            (742)
   8.00% Cumulative Preferred Shares, Series R..............              -         (10,200)                -         (20,400)
   7.875% Cumulative Preferred Shares, Series S.............              -          (2,830)                -          (5,660)
   7.625% Cumulative Preferred Shares, Series T.............              -          (2,900)             (548)         (5,800)
   7.625% Cumulative Preferred Shares, Series U.............              -          (2,860)           (1,557)         (5,720)
   7.50% Cumulative Preferred Shares, Series V..............         (3,234)         (3,234)           (6,468)         (6,468)
   6.50% Cumulative Preferred Shares, Series W..............         (2,153)         (2,153)           (4,306)         (4,306)
   6.45% Cumulative Preferred Shares, Series X..............         (1,935)         (1,935)           (3,870)         (3,870)
   6.85% Cumulative Preferred Shares, Series Y..............           (685)           (685)           (1,370)         (1,370)
   6.25% Cumulative Preferred Shares, Series Z..............         (1,758)         (1,758)           (3,516)         (3,516)
   6.125% Cumulative Preferred Shares, Series A.............         (1,761)         (1,761)           (3,522)         (3,522)
   7.125% Cumulative Preferred Sharse, Series B.............         (1,937)         (1,937)           (3,874)         (3,874)
   6.60% Cumulative Preferred Shares, Series C..............         (1,898)         (1,898)           (3,796)         (3,796)
   6.18% Cumulative Preferred Shares, Series D..............         (2,086)         (2,086)           (4,172)         (4,172)
   6.75% Cumulative Preferred Shares, Series E..............         (2,384)         (2,384)           (4,768)         (4,768)
   6.45% Cumulative Preferred Shares, Series F..............         (4,031)         (4,031)           (8,062)         (8,062)
   7.00% Cumulative Preferred Shares, Series G..............         (1,750)         (1,750)           (3,500)         (3,500)
   6.95% Cumulative Preferred Shares, Series H..............         (1,825)         (1,825)           (3,649)         (3,296)
   7.25% Cumulative Preferred Shares, Series I..............         (9,380)         (6,149)          (18,760)         (6,149)
   7.25% Cumulative Preferred Shares, Series K..............         (8,337)              -           (16,674)              -
   6.75% Cumulative Preferred Shares, Series L..............         (3,881)              -            (7,762)              -
   6.625% Cumulative Preferred Shares, Series M.............         (8,280)              -           (15,917)              -
                                                               --------------- --------------- ---------------- -----------------
Total preferred dividends...................................        (57,315)        (52,376)         (116,091)        (98,991)
   Allocation of income to preferred shareholders based on
   redemptions of preferred shares (a)......................              -               -                 -               -
                                                               --------------- --------------- ---------------- -----------------
Total net income allocated to preferred shareholders........    $   (57,315)   $     (52,376)   $    (116,091)   $    (98,991)
                                                               =============== =============== ================ =================
Total net income allocable to common shareholders...........    $    19,789    $      76,486    $      20,791    $    144,087

Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity
       Shares, Series A.....................................    $     5,356    $       5,356    $      10,712    $     10,712
      Net income allocable to common shareholders...........         14,433           71,130           10,079         133,375
                                                               --------------- --------------- ---------------- -----------------
                                                                $    19,789    $      76,486    $      20,791    $    144,087
                                                               =============== =============== ================ =================
Weighted average common shares outstanding:
   Basic weighted average common shares outstanding.........        169,346          128,180          169,288         128,151
   Net effect of dilutive stock options and restricted
     share units - based on treasury stock method using
     average market price...................................            867              882              987             886
                                                               --------------- --------------- ---------------- -----------------
   Diluted weighted average common shares outstanding.......        170,213          129,062          170,275         129,037
                                                               =============== =============== ================ =================
Basic earnings per common share (a).........................    $      0.09    $        0.55     $       0.06    $       1.04
                                                               =============== =============== ================ =================
Diluted earnings per common share (a).......................    $      0.08    $        0.55     $       0.06    $       1.03
                                                               =============== =============== ================ =================

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(a)  See Note 2 to the Company's  condensed  consolidated  financial  statements regarding "Net Income per Common Share" and the underlying discussion on Emerging Issues Task Force Topic D-42.

                                   Exhibit 11